MedaSorb Technologies Corporation Raises $1.3M in Series B Warrant Exercise

Monmouth Junction, NJ – (October 9, 2009) – MedaSorb Technologies Corporation (OTCBB:MSBT) and its wholly-owned subsidiary, CytoSorbents, Inc., announced that it has raised $1.3 million in the exercise of the warrant attached to the Series B financing completed in August 2008.  Dr. Phillip Chan, Chief Executive Officer, stated, “We are pleased to have the continued support of our existing investors.  These funds help provide additional runway to finance our ongoing European Sepsis Trial and the CE Mark application process.”

Additional information regarding the warrant exercise can be viewed in the Company’s 8-K filed with the SEC on October 9, 2009, which is available at http://www.sec.gov.

About MedaSorb, CytoSorbents and CytoSorb™

MedaSorb Technologies Corporation, and its operating subsidiary CytoSorbents, is a therapeutic device company in clinical trials to treat severe sepsis, often called “overwhelming infection”, with a novel blood purification device called CytoSorb™.  Severe sepsis is typically caused by bacterial infections like pneumonia, or viral infections like influenza.  It afflicts more than 1 million people in the United States and an estimated 18 million people worldwide each year, killing one in every three patients despite the best treatment.  In the United States, more die from severe sepsis than from either heart attacks, strokes or any single form of cancer.  Much of the organ failure and mortality in severe sepsis is caused by the abnormal massive production of cytokines by the immune system, often called “cytokine storm”.  CytoSorb™ is a cartridge containing highly porous polymer beads that are designed to filter cytokines and treat potentially fatal cytokine storm.  As blood is pumped through the CytoSorb™ cartridge using standard dialysis equipment, the beads bind and remove cytokines and other toxins from blood.  The treated blood is then returned to the patient.  The Company is currently conducting its European Sepsis Trial – a multi-center, randomized, controlled clinical trial using its flagship CytoSorb™ device to treat up to 100 patients with severe sepsis in the setting of respiratory failure.  Pending a successful trial, the Company will seek CE Mark approval and commercialization of CytoSorb™ in the European Union in 2010.  CytoSorb™ is one of a number of different resins designed for different medical applications, including improved dialysis, the potential treatment of inflammatory and autoimmune disorders, treatment of rhabdomyolysis in trauma, removal of chemotherapy during treatment of cancer with high dose regional chemotherapy, drug detoxification and others.  Additional information is available for download on the Company’s website: www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. MedaSorb Technologies Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-KSB filed with the SEC on April 10, 2009, which is available at http://www.sec.gov.

SOURCE: CytoSorbents, Inc

Contact:

CytoSorbents, Inc
David Lamadrid
(732) 329-8885 ext. 816
DavidL@cytosorbents.com